Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements:

Registration Statement (Form S-8 No. 333-73692) pertaining to the Salaried Employees’ Profit Sharing Plan of Preformed Line Products Company,

Registration Statement (Form S-8 No. 333-214443) pertaining to the 2016 Incentive Plan of Preformed Line Products Company, and

Registration Statement (Form S-8 No. 333-288374) pertaining to the 2025 Incentive Plan of Preformed Line Products Company;

of our reports dated March 5, 2026, with respect to the consolidated financial statements and schedule of Preformed Line Products Company, and the effectiveness of internal control over financial reporting of Preformed Line Products Company included in this Annual Report (Form 10-K) of Preformed Line Products Company for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Cleveland, Ohio
March 5, 2026